EXHIBIT 5a

                   OPINION AND CONSENT OF LAWRENCE F. DICKIE

                           [PepsiCo, Inc. Letterhead]

                                 August 3, 2001


The Board of Directors
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York  10577


Dear Ladies and Gentlemen:

     I have acted as counsel to PepsiCo, Inc., a North Carolina corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 2,250,000 shares of the Company's Common Stock (the "Shares"), to be issued in accordance with the terms of The Quaker 401(k) Plan for Salaried Employees and The Quaker 401(k) Plan for Hourly Employees (collectively, the "Plans").

     I have reviewed such corporate records, documents and questions of law and fact I have considered necessary or appropriate for the purposes of this opinion.

     Based on such review, I am of the opinion that the Shares registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion letter as an exhibit to the Registration Statement.

     This opinion letter is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.


                                              Very truly yours,


                                              /s/ Lawrence F. Dickie
                                              ---------------------------------
                                              Lawrence F. Dickie
                                              Vice President, Associate General
                                              Counsel and Assistant Secretary